JOINT VENTURE AGREEMENT
Transaction Code: GPT/EKO-200107

THIS AGREEMENT made this 10th day of July, 2001
BETWEEN (Ekodia), a body corporate, duly registered in the Province of Guangdong, China and having its head office at Room 808, Dong Shan
Plaza, No. 69 Xianlie Zhong Road, Guangzhou,
510095, China.

(Hereinafter called "Ekodin")
AND GLOBAL PACIFIC TELECOM, INC., a body corporate duly incorporated I the Province of British
Columbia, Canada and having its head offices at Suite 520, 601 West Broadway, Vancouver, BC,
Canada. (Hereinafter called "Global")

WHEREAS the parties Ekodin and "Global" warrant and represent that:
1.   Ekodin is the organizer and host of Cybercamp
2001 in China, a facility to host summer camp teach English and computer courses to local
Chinese students in 2-week curricula.

2.   Global Pacific Telecom, Inc., a body
corporate having its head offices in Vancouver, Canada, agrees to joint venture with Ekodin for the purposes of implementing the Cybercamp 2001 project in China.

THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the premises and the covenants and agreements contained in this Agreement, the parties covenant and agree with each other as follows:

SECTION 1 - GENERALITIES
1.1 Both Ekodin and Global agree to host the summer campt (hereinafter referred to as "cybercamps") to be established in China, for the year 2001

1.2 Ekodin shall advance all expenses necessary for the estalishment and operation of the cybercamps project, which shall come into being in the year 2001 in china.

1.3 Ekodin has an option to hold the cybercamps established in the year 2001 under the auspices of Global's Training Center license to operate the cybercamps.

1.4   Ekodin shall hold a special resolution to
consent to pay to Global 10% of all gross profit
(less applicable tax) derived from the operation
of all cybercamps established in the year 2001.
1.5   Ekodin reserves the right to vend in future
Cybercamps and/or Training Centers throughout
China into the joint venture.   Terms and
conditions to be negotiated at that point in time.

1.6   Ekodin to be appointed as a director of
Global in the event that Ekodin commits in writing and by special resolution to vend into the joint venture future Cybercamps and/or Training Centers throughout China.

1.7   Global shall hold a special resolution to
effect the transfer of 2 million shares (free-
trading shares upon Global being "effective" as
public company by SEC) to Ekodin with immediate
effect on signing of contract.   However, should
Ekodin not advanced to the stage of revenue-generating within 3 months of execution of the Memorandum of Understanding signed on June 30,
2001, upon Global's option and demand, Ekodin shall return the said 2 million shares to Global.

1.8 Global shall hold an ordinary resolution to transfer the amount of C$5,000 to Ekodin upon signing of this greement as a show of good faith for the recognition of the sharing of the revenue to be derived from the Cybercamps 2001 project joint ventured between the Ekodin and Global.

1.9 In regards to any press releases by Global on the subject matter or on related issues with Ekodin, prior written approval shall be obtained from Ekodin.

SECTION 2 - REPRESENTATIONS AND WARRANTIES

In order to induce the parties to enter into and consummate this Agreement, both parties represent, warrant to and covenant with each other as follows:

2.1 Ekodin is a company duly incorporated and organized under the laws of the Province of Guangdong, People's Republic of China, is not a reporting company and is a valid and subsisting company in good standing with the Office of the Registrar of Companies of the Province of Guangdong, China.

2.2 Ekodin can legally carry on business in all the provinces of the People's Republic of China and does not carry on busines sin any other country.

2.3 Ekodin currently holds the sole right or sole franchising rights from Cybercamp USA to utilize the name Cybercamp in China for the purposes of providing short summer camp courses to students.

2.4 Ekodin holds sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to transfer the legal and beneficial ten percent
(10%) share of the gross profit to Global.

2.5 Both Ekodin and Global hold all licenses and permits (including operating authorities) required for carrying on the business in the manner in which it has heretofore been carried on and all such licenses and permits are in good standing.

2.6 Both Ekodin and Global are not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it.

2.7 Ekodin has not experienced nor is it aware of any occurrence or event, which has had, or might reasonable be expected to have, a materially adverse effect on the cybercamps project or the results of its operations.

2.8 The performance ofthis Agreement will not be in violation of the Memorandum of Articles of Ekodin or Global Pacific Telecom, Inc.

2.9 This Agreement has been duly executed and delivered by both parties and is a valid and binding obligation on both parties, enforceable in accordance with its terms.

2.10 Global is a company duly incorporated under the law of the Province of British Columbia, Canada, is not a reporting company and is a valid and subsisting company in good standing with the Office of the Registrar of Companies of the Province of British Columbia, Canada.

2.11 Global can legally carry on business in the Province of British Columbia, Canada, its subsidiary companies 33online Communications Inc.
is federally registered in Canada and registered in the States of Washington, Delaware, Nevada and California in the United States of America.

2.12 Global holds sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to transfer the legal and beneficial two (2) million shares of the common stock of Global to Ekodin.

2.13 Global has not experienced nor is it aware of any occurrence or event which has had, or might reasonably be expected to have, a materially adverse effect on the business or the results of its operations.

SECTION 3 - CLOSING ARRANGEMENTS
3.1   Closing - shall be defined as the date that
both parties have accepted, signed and set seal to
this Agreement no later than July 10th, 2001.   On
this date, the Agreement shall be deemed
"executed".

3.2   Share Certificate/Cash Consideration - upon
fulfillment of all conditions set out in this
Agreement which have not been waived, and under
the provisions of Articles 1.7 and 1.8, Directors
for the issuance of share certificate(s) in total
of two (2) million shares of Global's stock and
cash sum of C$5,000.00.   Official stock
certificate(s) issued by the company Stock
Transfer Agent shall follow in due course,
providing Global will issue a temporary stock
certificate upon after execution of this
Agreement.   The cash sum of C$5,000.00 shall be
wired transferred to Ekodin within 5 banking days after the execution of this Agreement.

SECTION 4 - GENERAL CONDITIONS
4.1   Reliance.   Ekodin Acknowledges and agrees
that Global has entered into this Agreement relying on the representations, warranties, covenants and agreement and other terms and conditions of this Agreement and that no information which is now known, which may become known or which could be after investigation have become known to the parties or any of their present or future officers, directors or professional advisors shall in any way limit or extinguish any rights any of them may have against Ekodin, including without limitation, any right to indemnity under Article 4.3 of the Agreement.

4.2  Survival of Representations.   The
representations, warranties, covenants and agreements of Ekodin contained in this Agreement and any document or certificate given under this Agreement shall survive the closing of the transactions contemplated by this Agreement and remain in full force and affect notwithstanding any waiver by the parties unless such waiver was made after notice in writing by Ekodin to Global setting forth the breach.

4.3   Indemnification.   Ekodin covenants and
agrees to indemnify and save harmless Global from any loss, damages, liabilities, costs and expenses
(including without limitation any tax liability) suffered Global directly or indirectly s a result of or arising out of any breach of representation, warranty, covenant or agreement of Ekodin contained in this Agreement or any document or certificate delivered under this Agreement.

4.4   Commissions, Legal Fees.   Each of the
parties will bear the fees and disbursements of their respective lawyers, accountants and consultants engaged by them respectively in connection with this Agreement and will not cause or permit any such fees or disbursements to be charged by either party to the other party.

4.5   Notices.   Any notice, direction or other
instrument required or permitted to be given under this Agreement shall be in writing and may be given by mailing the same postage prepaid or delivering the same addressed as follows:

To Ekodin:   Ekodin
             Rm. 808, Dong Shan Plaza
             No. 69, Xianlie Zhong Road
             Guangzhou, 510095 China

To Global:   Global Pacific Telecom, Inc.
             Suite 520, 601 West Broadway
             Vancouver, BC, V5X4C2

Or to such other address as a party may specify by notice and shall be deemed to have been received, if delivered, on the date of delivery if it is a business day and otherwise on the next succeeding business day and, if mailed, on the fifth business day following the posting of the notice except if there is a postal dispute, in which case all communications shall be delivered.

4.6   Time of Essence.   Time shall be of the
essence in this Agreement.

4.7   Further Assurances.   Each of the parties
will execute and deliver such further documents and instruments and do such acts and things as may, before or after the Closing Date, be reasonably required by another party to carry out the intent and meaning of this Agreement and to assure the parties interest.

4.8   Proper Law.   This Agreement shall be
construed and enforced in accordance with, and the rights of the parties shall be governed by the laws of Hong Kong.

4.9   Benefits and Binding Nature of the
Agreement.   This Agreement shall ensure to the
benefit of and be binding upon the parties and their respective successors and assigns.

4.10   Force Majeure.   In case situation arising
from Force Majeure occur, the Parties are governed according to the resolutions stated by International Chamber of Commerce-Publication
#500, Latest edition to apply.

4.11   Arbitration.   All disputes and
discrepancies that may arise out of the Agreement
shall attempt to be settled by negotiation.   In
the event that no settlement can be reached by negotiation, then the case shall be referred to the Arbitration Board of Hong Kong, whose decision shall be final.

4.12   Accounts and Audits.   Ekodin shall retain
a clear set of books pertaining to the joint
venture complete with audited annual financial
statements by an international accounting firm.
Global shall have direct access to Ekodin's
complete financial records for the subject joint
venture.   Global retains the right to appoint its
representative(s) to review any or all records pertaining to the joint venture.

4.13   General Condition.   After the Agreement
has been signed, all previous negotiations and
correspondence pertaining to the same are to be
considered null and void.   All Amendments and
supplements to Agreement are valid only if are made in writing and signed by both Ekodin and Global.

IN WITHNESSTH WHEREOF the parties hereto have hereunto set their hands and seals as of the day and year first above written.

Ekodin
Its Common Seal was hereunto affixed in the presence of:

/s/-------------(unreadable)
-----------------------------
Authorized Signatory

/s/------------(unreadable)
-----------------------------
Authorized Signatory

GLOBAL PACIFIC TELECOM, INC.
Its Common Seal was hereunto affixed in the presence of:

/s/Robin Young
----------------------------
Authorized Signatory

/s/Ben A Choi
---------------------------
Authorized Signatory